SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
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Valley Bancorp

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VALLEY BANCORP
3500 West Sahara Avenue
Las Vegas, Nevada 89102

March 29, 2005

To the Shareholders of Valley Bancorp:

     We cordially invite you to attend the 2005 Annual Shareholders Meeting of Valley Bancorp to be held on Tuesday, April 19, 2005 at 2:00 p.m. at the Tournament Player’s Club (TPC) Summerlin, located at 1700 Village Center Circle, Las Vegas, Nevada.

     At the Annual Meeting, in addition to the normal election of directors, we are proposing amendments to our Employee Stock Option Plan for your approval.

     Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. We encourage you to promptly complete and return the enclosed proxy card. If you attend the meeting in person, you may withdraw your proxy and vote your shares.

     Further information regarding voting rights and the business to be transacted at the Annual Meeting is included in the accompanying Proxy Statement. Your continued interest in and support of Valley Bancorp is truly appreciated.

Sincerely,

Barry L. Hulin

President and Chief Executive Officer

VALLEY BANCORP

3500 West Sahara Avenue
Las Vegas, Nevada 89102
(702) 221-8600

Notice of Annual Meeting of Shareholders

TIME	2:00 p.m. on Tuesday, April 19, 2005

PLACE	Tournament Player’s Club (TPC) Summerlin 1700 Village Center Circle Las Vegas, Nevada

ITEMS OF BUSINESS	(1) To elect Barry L. Hulin, Thomas J. Krob, and James A. McKellar to serve as directors for 3-year terms.

(2) To approve an amendment of the Valley Bancorp Employee Stock Option Plan to (i) extend the term of the Plan by 10 years (to March 23, 2015), (ii) to increase the number of shares available for grant under the Plan by 100,000 (to 310,000, and (iii) to provide for the grant of restricted stock awards.

(3) To consider such other business as may properly come before the annual meeting.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a stockholder at the close of business on March 18, 2005.

ANNUAL MEETING ADMISSION	You do not need to return the enclosed proxy card in order to be admitted to the Annual Meeting.

VOTING BY PROXY	Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.

By Order of the Board,

Dick Holtzclaw, Secretary

This proxy statement and the accompanying proxy card are being distributed on or about March 29, 2005

  i

VALLEY BANCORP

3500 West Sahara Avenue
Las Vegas, Nevada 89102
(702) 221-8600

PROXY STATEMENT

     Meeting Information. This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about March 29, 2005, for use in connection with the Annual Meeting of Shareholders of Valley Bancorp to be held on Tuesday, April 19, 2005. In this Proxy Statement, the terms “the Company,” “we” and “us” refers to Valley Bancorp.

     Solicitation of Proxies. The Board of Directors is soliciting shareholder proxies, and we will pay the associated costs. Solicitation may be made by our directors and officers and by Valley Bank, our subsidiary bank. In addition, we may engage an outside proxy solicitation firm to render proxy solicitation services. If we do, we will pay a fee for such services. Solicitation may be made through the mail, or by telephone, facsimile, or personal interview.

     Record Date. If you were a shareholder on March 18, 2005, you are entitled to vote at the Annual Meeting. There were approximately 2,790,748 shares of common stock outstanding on the Record Date.

     Quorum. The quorum requirement for holding the Annual Meeting and transacting business is a majority of the shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to vote with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.

Voting Requirement to Approve Matters Presented

     Election of Directors. The three nominees for election as directors at the Annual Meeting with three-year terms to expire in 2008 who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

     Amendment of Employee Stock Option Plan. The proposal for the amendment of the Company’s Employee Stock Option Plan requires the affirmative FOR vote of a majority of those shares present and entitled to vote at the Annual Meeting. You may vote for, against or abstain from approving the amendment of the Employee Stock Option Plan. If you abstain, it has the same effect as a vote against. Shareholders of record will be entitled to one vote per share on this proposal.

     Voting of Proxies. Shares represented by properly executed proxies that are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy FOR the three director nominees listed in this Proxy Statement and FOR the amendment of the Company’s Employee Stock Option Plan. Any proxy given by a shareholder may be revoked before its exercise by (i) giving notice to us in writing, (ii) delivering to us of a subsequently dated proxy, or (iii) notifying us at the Annual Meeting before the shareholder vote is taken.

     Voting of Proxies by Shareholders of Record and Beneficial Owners. A number of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

     Shareholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. We have enclosed a proxy card for your use.

     Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee, who is considered with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting. Your broker or nominee has enclosed a voting instruction card for you to use to direct your broker or nominee as to how to vote your shares.

Voting in Person at the Annual Meeting.

     Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your share in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

     Beneficial Owners. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

BUSINESS OF THE MEETING

     The two matters that are being presented for consideration by our shareholders at the Annual Meeting are (i) the election of directors; and (ii) approval of certain amendments to the Company’s Employee Stock Option Plan.

Proposal No. 1 – Election of Directors

General

     Our Bylaws allow the Board to set the number of directors on the Board within a range of five to 15. The Board has set the number of directors at 10 persons. Directors are elected for terms of three years or until their successors are elected and qualified. Our Bylaws provide for staggered terms, with approximately one-third of the directors elected each year.

     Accordingly, our Nominating/Compensation Committee has recommended, and the Board has nominated, Barry L. Hulin, Thomas J. Krob and James A. McKellar for election as directors for three-year terms to expire in the year 2008. If any of the nominees should refuse or become unable to serve, your proxy will be voted for the person the Board designates to replace that nominee.

Director Nominees

Nominees for Director For Three-Year Term Expiring in 2008

     Barry L. Hulin, President & CEO, Director. From June 1997 until October 1998, Mr. Hulin was President and CEO of Valley Bank (In Organization), during which time he led the organizing and capital raising effort for the proposed bank. Since October 1998 Mr. Hulin has been President and CEO of the Bank and President and CEO of the Company since its formation in May 2001. He has served in various capacities with banks in California, Washington and Alaska, where he was President of Alaska Mutual Bank (1986 to 1988) and First Federal Bank (1988 to 1991). As CEO of Alaska Housing Finance Corporation from 1991 to 1993, he was responsible for managing a $5 billion housing finance agency with 200 employees. Mr. Hulin is a graduate of Rockford College in Rockford, Illinois. In 1983, he received a diploma from the American Bankers Association Schools for Corporate Bankers at Northwestern University.

     Thomas J. Krob, Chairman of the Board of Directors. Mr. Krob is President of E2 Consulting, LLC. From February 2002 to February 2005, Mr. Krob was the Principal Electrical Engineer of TJ Krob Consulting Engineers, Inc. From 1986 to February 2002, Mr. Krob was the owner of TJ Krob Consulting Engineers, Inc., an electrical engineering services firm. Mr. Krob currently serves on the Nevada State Board of Registered Professional Engineers/Land Surveyors. He is actively involved in the Boy Scouts, Las Vegas Rotary and the Salvation Army. Mr. Krob received a BS degree from Iowa State University.

     James A. McKellar, Sr., Vice Chairman of the Board of Directors. From 1992 to present, Mr. McKellar has been a private investor. For 40 years prior to 1992 he was a developer of single-family homes as well as condominiums in San Diego, San Francisco and Las Vegas. He was a founding member of the Board of Directors of Scripps Bank in La Jolla, California in 1983 and served on several key board committees until the bank was sold to U.S. Bancorp in 2000. Mr. McKellar is a graduate of Stanford Law School and Harvard Business School.

The Board of Directors recommends that you vote FOR the nominees to be elected as directors.

Continuing Directors

Directors With Term Expiring in 2006

     George A. Brizendine, Director. Mr. Brizendine has recently retired. Since 1970 Mr. Brizendine was a partner/owner of various structural and design engineering firms and owner of Brizendine Engineering from 1998 to 2004. Mr. Brizendine served for 11 years on the Clark County Air Pollution Control Hearing Board, and for 12 years on the Nevada State Board of Registered Professional Engineers/Land Surveyors, including four years as Chairman. Mr. Brizendine is a graduate of Arizona State University.

     Don Hamilton, Director. From 1970 to present, Mr. Hamilton has owned a group of Las Vegas childcare and preschool centers known as “Happy Days.” Additionally he has been the owner and manager of a variety of businesses in the Las Vegas area for the past 30 years. Mr. Hamilton is a graduate of the University of Southern California.

     William F. Snyder, Director. Since 1982, Mr. Snyder has been President and CEO of Tate Snyder Kimsey Architects in Henderson, Nevada. He is a Fellow in the American Institute of Architects and recipient of the Nevada Silver Medal for Excellence in Architecture. He also serves as a member of the Nevada Council for the Arts, and as a Trustee for both the Community College of Southern Nevada as well as the University of Nevada, Las Vegas. He also serves as an advisor to the UNLV School of Architecture.

Directors With Term Expiring in 2007

     Mary Hausch, Director. From 1991 to present Ms. Hausch has been an Assistant Professor in the Greenspun School of Communications at the University of Nevada, Las Vegas. Ms. Hausch worked for more than ten years as Managing Editor of the Las Vegas Review Journal. She is a member of various boards and commissions and in 1986 received the first Media Woman of the Year Award from the Las Vegas Chamber of Commerce. In 1990 she was honored with the Governor’s Business Excellence Award for Women. Ms. Hausch is a graduate of Ohio University.

     Dick Rottman, Director. Since 1978 to present Mr. Rottman has been Chairman and CEO of A & H insurance, Inc., an insurance agency in Reno, Nevada. Additionally, since 1994 he has been Chairman and CEO of Western Insurance Company, an insurance company in Reno, Nevada. Since 1985 Mr. Rottman has also served as CEO of Bell United Insurance Company, a Reno, Nevada insurance company. Mr. Rottman served as Insurance Commissioner for the State of Nevada from 1971 to 1978. Mr. Rottman graduated from Arizona State University with a BS degree, and earned MA and PhD degrees from the University of Pennsylvania.

     Dan H. Stewart, Director. Since 2003 Mr. Stewart has been Vice President of American Nevada Corporation, a land development company in Las Vegas. He previously served for nine years as the President and CEO of The LandWell Company, a land development company in Henderson, Nevada. A native Nevadan, Mr. Stewart is past President of the Associated General Contractors, and Chairman of the UNLV Engineering Advisory Council. He is also involved with the UNLV Academic Corporate Council, the UNLV Presidents Associates, the Las Vegas Founders Club, the Nevada Development Authority and the board of directors of the St. Rose Dominican Hospital Health Foundation. Mr. Stewart is a graduate of Brigham Young University, and earned a degree in civil engineering from Stanford University.

     Gary Vause, Director. Since 1973 Mr. Vause has been the owner and principal of Lit’l Scholar Academy of Early Learning, which operates child care and pre-school facilities in several locations in Greater Las Vegas. Mr. Vause has long been active in local civic affairs including the Chamber of Commerce, Las Vegas Rotary Club, and various local, state and national childcare organizations. Mr. Vause is a graduate of the University of Utah.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors met 13 times during the fiscal year. Each director attended at least 75% of the meetings of the Board and of the committees on which he or she served. We expect, but do not require, the directors to attend annual shareholder meetings. Last year, all of our directors but one attended the annual shareholder meeting. The Board has determined that each member of the Board, except for Barry L. Hulin, who serves as an executive officer of the Company, meets the applicable laws and listing standards regarding “independence” required by Nasdaq and that each such director is free of relationships that would interfere with their individual exercise of independent judgment.

     The Board of Directors has established, among others, an Audit Committee, a Nominating/Compensation Committee and an Executive/Corporate Governance Committee.

Committee Membership

     The following table shows the membership of the various committees during the fiscal year 2004.

Executive/
			Nominating/		Corporate
Name	Audit		Compensation		Governance
George A. Brizendine	☑		☑
Don Hamilton					☑
Thomas J. Krob	☑		☑		☑
James A. McKellar	☑
Dick Rottman	☑	*	☑
William E. Snyder			☑	*	☑
Dan H. Stewart			☑		☑	*
Gary Vause	☑				☑

* Chairman

     Audit Committee. In 2004, the Audit Committee was comprised of five directors, each of whom were considered “independent” as defined by the Nasdaq listing standards. Mr. Dick Rottman has been identified as the qualified “audit committee financial expert” as required by guidelines of the Securities and Exchange Commission (“SEC”) under the Sarbanes-Oxley Act of 2002 (“Sarbanes Act”).

     The Audit Committee operates under a formal written charter adopted by the Board of Directors effective September 22, 2004, the date that the Company’s initial public offering was closed and the date the Company’s shares were first listed for quotation in the Nasdaq National Market. A copy of the charter is attached to this Proxy Statement as Appendix A.

     The Audit Committee is responsible for the oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of the Company’s independent auditors to perform audit and non-audit services and related fees;

•	meet independently with the Company’s internal auditing department, independent auditors and senior management;

•	review the integrity of the Company’s financial reporting process;

•	review the Company’s financial reports and disclosures submitted to bank regulatory authorities; and

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters.

     The Audit Committee held seven meetings during the year.

     Nominating/Compensation Committee. During 2004, the Nominating/Compensation Committee was comprised of five directors, each of whom are considered “independent” as defined by the Nasdaq listing standards.

     In its capacity as a compensation committee, the committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and setting compensation of these officers based on such evaluations. In addition, the committee:

•	recommends, if appropriate, new employee benefit plans to the Board of Directors;

•	reviews all employee benefit plans;

•	makes determinations in connection with compensation matters as may be necessary or advisable; and

•	recommends, if appropriate, revisions to the compensation and benefit arrangements for non-employee directors.

     In its capacity as a nominating committee, the committee identifies individuals qualified to become directors; selects, or recommends to our Board of Directors, director nominees for each election of directors; considers committee member qualifications appointment and removal; and provides oversight in the evaluation of our Board and each committee.

     The Nominating/Compensation Committee will consider nominees recommended by shareholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals and Director Nominations.” The committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. The Nominating/Compensation Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. We do not anticipate that the committee will adopt specific minimum qualifications for committee-recommended nominees, but that the committee will instead evaluate each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, and special skills. The Nominating Compensation Committee will also evaluate whether the nominee’s skills are complimentary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise, as well as geographical representation of the Company’s market area.

     The Nominating/Compensation Committee operates under a formal written charter approved by the Board of Directors effective September 22, 2004. The Nominating/Compensation Committee met five times during the year for the purposes of reviewing salary and incentive compensation for the Chief Executive Officer and certain other executive officers, and reviewing and recommending to the full Board stock option grants for executive officers.

     Executive/Corporate Governance Committee. The Board of Directors’ standing Executive Committee also serves as the Corporate Governance Committee. In this capacity, the committee is responsible for developing and reviewing corporate governance principles applicable to the Company and the Bank. The committee has reviewed and approved our existing corporate governance policy, and is responsible for continuing to review and revise, as appropriate, such policy and for adopting any new policies and procedures necessary to implement the principles set forth in the policy.

Corporate Governance

     The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. The Sarbanes Act was signed into law in 2002 and, among other things, establishes or provides the basis for a number of corporate governance standards and disclosure requirements. The SEC has issued additional rules to implement the Sarbanes Act. In addition, Nasdaq has adopted corporate governance and listing standards. The Board has reviewed the Company’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes Act, related SEC rules and the listing standards of Nasdaq. As a result, we have taken steps to implement these rules and listing standards. In particular, we have:

•	established an Executive/Corporate Governance committee;

•	adopted a Corporate Governance Policy;

•	adopted a Code of Ethics for our senior executive officers (including our Chief Executive Officer);

•	adopted a Nominating/Compensation Committee Charter; and

•	commenced holding regularly scheduled meetings of the Company’s non-management directors, separate from management.

     You can access our current Executive/Corporate Governance Committee Charter, Audit Committee Charter, Nominating/ Compensation Committee Charter and Code of Conduct and Nominating by visiting the Company’s Website (www.valleybancorp.com) and clicking on “Governance Documents” or by writing to: Valley Bancorp, c/o Investor Relations, 3500 West Sahara Avenue, Las Vegas, Nevada 89102.

Shareholder Communications with the Board of Directors

     The Company and the Board of Directors welcome communication from shareholders and other interested parties. Communications may be made by writing to the Chairman of the Board, c/o Investor Relations, Valley Bancorp, 3500 West Sahara Avenue, Las Vegas, Nevada 89102. A copy of such written communication will also be sent to the Company’s CEO. If our Chairman and CEO determine that such communications are relevant to and consistent with the Company’s operations and policies, such communications will be forwarded to the entire Board for review and consideration.

Compensation of Directors

     For the year ended December 31, 2004, each non-employee director of the Bank received an annual fee of $3,000, except the Chairman, who received an annual fee of $6,000. In addition, each non-employee director of the Bank received a fee of $500 per Board of Directors’ meeting attended. Each non-employee director of the Bank received a fee of $250 per committee meeting attended; the Chairman also received a fee of $250 for each meeting of a committee he attended, of which he is not a member. Committee chairpersons received a fee of $50 per committee meeting attended.

     Effective January 1, 2005, each non-employee director of the Bank receives an annual fee of $9,000, except the Chairman, who receives an annual fee of $12,000. In addition, each non-employee director of the Bank receives a fee of $500 per Board of Directors meeting attended. Each non-employee director of the Bank receives a fee of $300 per committee meeting attended; the Chairman also receives a fee of $250 for each meeting of a committee he attends, of which he is not a member. Committee chairpersons receive a fee of $100 per committee meeting attended.

     Directors receive no fees in connection with service as directors of the Company.

     Directors are eligible to receive stock option grants under the Company’s Nonqualified Stock Option Plan, and each of the non-employee directors has been granted an option to purchase 4,000 shares pursuant to such Plan. See “Stock Option Plans.”

EXECUTIVE COMPENSATION

     The following table summarizes the compensation awarded or paid to the Chief Executive Officer and to the three most highly compensated executive officers of the Company and the Bank, whose total compensation during the last fiscal year exceeded $100,000.

SUMMARY COMPENSATION TABLE

					Long Term Compensation
		Annual Compensation			Awards	Payouts
				Other Annual	Securities		All Other
Name and			Bonus	Compensation	Underlying	LTIP	Compensation
Principal Position	Year	Salary	(1)	(2)	Options (#)	Payouts	(3)

Barry Hulin
President & CEO	2004	$170,000	$158,296	$0	0	0	$1,250
of the Company and	2003	160,000	40,133	0	7,000	0	0
the Bank	2002	161,327	0	0	0	0	2,400

Steve Gilbert
EVP & Chief Credit Officer of the	2004	132,500	59,000	0	0	0	3,990
Company and the	2003	123,500	28,000	0	7,000	0	3,705
Bank	2002	120,000	0	0	0	0	3,600

Dick Holtzclaw EVP & CFO of the	2004	120,900	71,798	0	0	0	0
Company and the	2003	111,750	28,000	0	7,000	0	0
Bank	2002	108,000	0	0	0	0	2,835

Sue Garland
VP-Operations of the Company, and SR VP, Human Resources and	2004	85,750	40,000	0	0	0	2,571
Operations of the	2003	81,200	24,000	0	7,000	0	2,436
Bank	2002	79,200	0	0	0	0	2,178

(1)	Includes bonuses paid or to be paid during the subsequent year but accrued in the year indicated.

(2)	Does not include amounts attributable to miscellaneous benefits received by executive officers, including the use of company-owned automobiles and the payment of certain club dues. The costs to the Company or the Bank of providing such benefits to any individual executive officer during the year ended December 31, 2004, did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(3)	Reflects employer matching contributions to 401(K) accounts.

Stock Options

     Option Grants. There were no stock options granted to the executive officers named in the Summary Compensation Table during the year ended December 31, 2004.

     Option Exercises. The following table sets forth certain information concerning exercises of stock options under the Company’s stock option plans by the named executive officer(s) during the year ended December 31, 2004 and stock options held at year-end.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND YEAR END OPTION VALUES

	Shares		Number of Securities		Value of
	Acquired	Value	Underlying Unexercised		Unexercised In-the-Money
Name	on Exercise	Realized	Options at 12/31/04		Options at 12/31/04 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Barry Hulin	0	$0	57,692	8,982	$2,004,408	$281,162
Steve Gilbert	0	0	31,664	8,680	1,094,125	271,057
Dick Holtzclaw	0	0	31,664	8,680	1,094,125	271,057
Sue Garland	0	0	25,518	8,020	880,540	248,973

(1)	In accordance with applicable rules of the SEC, values are calculated by subtracting the exercise price from the fair market value of the underlying stock. For purposes of this table only, fair market value at December 31, 2004 is deemed to be $43.00 per share, the average of the high and low sales prices of the Company’s common stock on such date. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be “in-the-money” and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

Employment and Change in Control Severance Agreements

     Employment Agreement. The Bank entered into a three-year employment agreement, dated as of March 22, 2000, with Barry L. Hulin, its President and Chief Executive Officer. The agreement was subsequently amended to include the Company as a party to the agreement. In May 2004 the board of directors of the Company approved the extension of the employment agreement until March 21, 2009. Under the employment agreement, Mr. Hulin is entitled to a base salary ($200,000 as of October 1, 2004), subject to adjustment by our board of directors.

     If Mr. Hulin is terminated by the Company and/or the Bank without cause (as defined in the agreement) or resigns from the Company and/or the Bank with good reason (as defined in the agreement), he will receive a monthly termination payment for the longer of the remainder of the term under the agreement or 18 months. The termination payment will be an amount equal to the sum of (a) Mr. Hulin’s monthly base salary in effect at the time his employment terminates and (b) one-twelfth (1/12) of his annual bonus for the year immediately preceding the year in which his employment terminates. For so long as Mr. Hulin is employed with the Company and/or the Bank under the employment agreement or receiving any termination payments under the agreement, he cannot become involved in any business in Clark or Nye Counties, Nevada, that competes with the Company and/or the Bank.

     Mr. Hulin will also be entitled under certain circumstances to receive a lump-sum change in control severance payment in an amount equal to three times his highest reported income received from the Company and/or the Bank over the preceding five years. If a change in control (as defined in the agreement) closes while Mr. Hulin is employed during the term of his employment agreement, or if the Company and/or the Bank enters into an agreement for a change in control, or a change in control is announced or required to be announced while Mr. Hulin is employed or within six months following expiration of the term of his employment agreement, he will receive the change in control severance payment upon closing of the change in control. Alternatively, if Mr. Hulin’s employment during the term is terminated by the Company and/or the Bank without cause or if Mr. Hulin resigns with good reason, and within six months thereafter the Company and/or the Bank enters into an agreement for a change in control, or a change in control is announced or required to be announced, he will receive the change in control severance payment upon the closing of such change in control, less the amount of any termination payments already received.

     Change in Control Severance Agreements. The Bank and the Company have also entered into Change in Control Severance Agreements (the “Severance Agreements”), dated as of March 22, 2000, with Steve Gilbert, the Bank’s Executive Vice President and Chief Credit Officer, Dick Holtzclaw, the Bank’s Executive Vice President and Chief Financial Officer, and Sue Garland, the Bank’s Senior Vice President, Human Resources and Operations. In October 2002, the board of directors of the Company approved the amendment of the Severance Agreements so that they will apply to a change in control of either the Company or the Bank.

     The Severance Agreements are not employment agreements, and the officers are at-will employees of the Bank.

     Under each officer’s Severance Agreement, if a change in control closes while the officer is employed by the Bank or the Company, the officer will receive a lump-sum change in control severance payment in an amount equal to one and one-half (1.5) times his or her highest reported income received from the Bank over the preceding three years. If the officer is terminated without cause (as defined in the agreement) or if the officer resigns for good reason (as defined in the agreement), and within six months thereafter the Company and/or the Bank enters into an agreement for a change in control, or a change in control is announced or required to be announced, the officer will receive the change in control severance payment upon the closing of such change in control.

Stock Option Plans

     Employee Stock Option Plan. The Bank’s board of directors adopted an Employee Stock Option Plan (“Employee Plan”) in December 1999, and the Employee Plan was approved by the Bank’s shareholders in January 2000. The Employee Plan was assumed by the Company in connection with its formation as a holding company. The Employee Plan provides for the granting of stock options that are either incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code or nonqualified stock options (“NQ Options”). The Employee Plan provides that the exercise price for options granted (whether ISOs or NQ Options) must be no less than the fair market value of the Company’s shares (or the net book value, if that figure is higher) on the date of the grant.

     Stock options may be granted to employees under the Employee Plan upon the recommendation of the Directors’ Compensation Committee after reviewing employee performance, performing peer group analysis, and discussions with our President and CEO regarding option grant levels necessary to attract and retain quality employees in a very competitive employment market. There are no predetermined payment amounts or schedules or formal performance criteria or formulas.

     The term of each option is determined by the Board of Directors. In no event shall an option be exercisable after the expiration of 10 years from the date of grant. If an optionee’s employment with the Bank is terminated prior to the expiration of the option, other than by death or disability, the option shall be exercisable for 3 months from the date of such termination, or the expiration date of the option, if earlier, except if the employee is terminated for cause, in which case the option will terminate on the date of termination. If an optionee dies or the optionee’s status as an employee is terminated as a result of disability, the option will terminate one year from the date of death or termination, or the expiration date of the option, if earlier.

     Holders of ISOs incur no federal income tax, other than potential alternative minimum tax, (and the Company is not entitled to a deduction) on the grant or exercise of such options. When stock received upon exercise of an ISO is sold, the holder incurs tax at capital gains rates, provided certain holding period requirements are met. In order to qualify under Section 422, ISOs are subject to a number of restrictions, including the following:

•	The option price may not be less than the fair market value of the stock at the time the option is granted.

•	The market value of the stock, measured at the date of grant, for which an employee’s incentive stock options become exercisable in any year may not exceed $100,000.

     The holder of an NQ Option recognizes income subject to federal income tax on the date of exercise of such option. The holder is taxed on the difference between (i) the fair market value of the stock subject to the option and (ii) the option exercise price, measured at the date of exercise. The income is taxable at ordinary income rates and is deductible by the Company. The exercise price of NQ Options granted under the Employee Plan may be no less than the greater of (1) the fair market value of the Common Stock, or (ii) the net book value of the common stock at the time of grant.

     The Employee Plan will terminate on December 8, 2009, unless sooner terminated by the Board of Directors. No amendment or termination of the Employee Plan will affect options granted prior to such amendment or termination. At the 2005 Annual Meeting, the shareholders will be asked to approve an amendment to the Employee Plan that will extend the term of the Employee Plan by 10 years from the date of Board approval, so that the Employee Plan will terminate on January 19, 2015. See “Proposal No. 2 – Amendments to Employee Stock Option Plan.”

     Under the Employee Plan, options for a total of 210,000 shares may be granted to key employees of the Company and the Bank. Options for a total of 3,380 shares remain available for grant under the Employee Plan. At the 2005 Annual Meeting, the shareholders will be asked to approve an amendment to the Employee Plan increasing the number of shares available for grant under the Employee Plan by 100,000 shares. See “Proposal No. 2 – Amendments to Employee Stock Option Plan.”

     Nonqualified Stock Option Plan. The Bank’s board of directors adopted a Nonqualified Stock Option Plan (the “NQ Plan”) in December 1999, and the NQ Plan was approved by the Bank’s shareholders in January 2000. Like the Employee Plan, the NQ Plan was assumed by the Company when it became the holding company for the Bank. The NQ Plan provides for the granting of NQ Options to non-employee directors and incorporators of the Company and the Bank. The exercise price for options granted under the NQ Plan must be no less than the fair market value of our shares (or the net book value, if that figure is higher) on the date of grant.

     The term of each option is determined by the Board of Directors. If an optionee’s directorship with the Bank is terminated prior to the expiration of the option, other than for death or disability, the option shall be exercisable for 6 months from the date of such termination, or the expiration date of the option, if earlier. If an optionee dies or the optionee’s status as a director is terminated as a result of disability, the option will terminate one year from the date of death or termination, or the expiration date of the option, if earlier.

     The NQ Plan will terminate on December 8, 2009, unless sooner terminated by the Board of Directors. No amendment or termination of the NQ Plan will affect options granted prior to such amendment or termination.

     Under the NQ Plan, options for a total of 90,000 shares may be granted to directors and incorporators. A total of 49,500 shares at an exercise price of $8.00 per share were issued to non-employee directors and incorporators pursuant to the exercise of options granted January 26, 2000. On August 27, 2003, each of the non-employee directors was granted an option to acquire 4,000 shares at an exercise price of $12.50 per share. Such option grants were exercisable immediately and expire five years from the date of grant. A total of 4,125 options remain available for grant under the NQ Plan.

Report of Audit Committee

     The Audit Committee consists of the directors listed below. The Board of Directors (i) has determined that the current membership of the Audit Committee meets the independence requirements as defined under the Nasdaq listing standards; and (ii) has identified Mr. Dick Rottman as the “audit committee financial expert” as required by guidelines adopted by the SEC.

     A copy of the Audit committee charter as adopted by the Board of Directors is attached as Appendix A.

     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee is responsible for overseeing the Company’s financial reporting processes on behalf of the Board of Directors.

     The Audit Committee has met and held discussions with management and the Company’s independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     Our independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm’s independence.

     Based on the Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent auditors noted above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC.

Audit Committee Members End of Fiscal 2004

Dick Rottman (Chairperson) ◆ George A. Brizendine ◆ Thomas J. Krob
James A. McKellar ◆ Gary Vause

Report of Nominating/Compensation Committee

     Below is our report of the Nominating/Compensation Committee (“Committee”) of the Board. The Board has determined that each member of the Committee is “independent” as defined by applicable Nasdaq listing standards. The Committee is responsible for establishing and administering the Company’s executive compensation program and general compensation policies and incentive plans. This report is specific to compensation during the fiscal year 2004; however, the Committee does not intend to dramatically alter its basic philosophies and objectives in the near future.

     The Company, acting through the Committee, believes compensation of its executives and other key personnel should reflect and support the goals and strategies of the Company.

Compensation Philosophy

     The Committee’s principal objectives in determining compensation are to attract, reward and retain key executive officers, to motivate executive officers to perform to the best of their abilities, and to achieve short-term and long-term corporate objectives that will contribute to the overall goal of enhancing shareholder value.

     Compensation Program and Practices

     The Company’s compensation program for executives consists of three key elements: (1) base salary, (2) a performance-based annual bonus, and (3) periodic grants of stock options.

     The Committee believes that this approach best serves the long-term interests of the Company and its shareholders. It enables the Company to meet the requirements of the highly competitive banking environment in which it operates, while ensuring that executive officers are compensated in a way that enhances both the short-term and long-term interests of shareholders. The variable annual bonus permits individual performance to be recognized and is based, in significant part, on an evaluation of the contribution made by the officers to the Company’s overall performance. Stock options relate a significant portion of long-term remuneration directly to stock price appreciation. This type of compensation is intended to align the interests of option holders and of the Company’s shareholders, and further serves to promote an executive’s continued service to the Company.

     Base Salary. Base salaries for the Company’s executive officers are based upon recommendations to the Committee by the Chief Executive Officer, taking into account such factors as competitive industry salaries, an executive’s scope of responsibilities, and individual performance and contribution to the organization. The Company’s Human Resources department obtains executive compensation data from salary surveys that reflect a peer group of other banking companies, including companies of different sizes, and provides data to the Committee for its consideration in connection with the determination of compensation levels. To the extent it deems appropriate, the Committee also considers general economic conditions within the area and within the industry.

     Annual Bonus. Executive officers have an annual incentive (bonus) opportunity with awards based on the overall performance of the Company and on individual performance targets. The performance targets may be based on one or more of the following criteria: asset quality, improving productivity, increasing earnings and return on equity and successfully pursuing the Company’s growth strategy.

     Stock Option Compensation. The Committee follows a compensation philosophy that emphasizes stock options. The Company’s use of stock option based compensation focuses on the following principals: (1) stock based compensation has been and will continue to be an important element of employee pay; (2) the grant of stock options will be based on performance measures within the employee’s control; (3) owning stock is an important ingredient in forming the partnership between employees and the organization; and (4) ownership of the Company’s stock by executives and senior officers of the Company’s will facilitate aligning management’s goals with the goals of shareholders.

Chief Executive Officer Compensation

     The year 2004 was a year of significant accomplishment for Valley Bancorp. The successful completion of our Initial Public Offering in September created added value and provided liquidity for the Company’s existing shareholders. Additionally, the Company’s performance exceeded its peer group in terms of return on equity, assets and efficiency ratios. Our CEO’s base salary had not been changed since 2001, until an increase to $200,000 in late 2004. The Committee reviewed total compensation for CEOs in peer groups and compared performance measures and concluded that a significant bonus was appropriate, which included a one-time payment of $35,000 for leading the Company’s transition to public company. Performance-based bonuses will continue to be an important component of our CEO’s compensation.

Compensation Committee Members

William E. Snyder (Chairperson) ◆ George A. Brizendine
Thomas J. Krob ◆ Dick Rottman ◆ Dan H. Stewart

Incorporation by Reference

     The Report of the Compensation Committee and the Audit Committee set forth in this Proxy Statement and the Stock Performance Graph are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

STOCK PERFORMANCE GRAPH

     The following graph compares the yearly cumulative total return of the common stock over a five-year measurement period with the yearly cumulative total return on the stocks included in (i) the Nasdaq Composite Index, (ii) the SNL Nasdaq Bank Index, and (iii) the SNL Western Bank Index. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable period.

	Period Ending
Index	09/23/04	09/30/04	10/31/04	11/30/04	12/31/04

Valley Bancorp	100.00	110.56	133.14	154.49	203.00
NASDAQ Composite	100.00	100.56	104.73	111.27	115.52
SNL NASDAQ Bank Index	100.00	101.39	104.82	109.84	110.62
SNL Western Bank Index	100.00	102.35	104.09	108.46	109.70

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of December 31, 2004, the number and percentage of shares of the Company’s outstanding common stock beneficially owned by (i) each of the persons listed in the Summary Compensation Table; (ii) each of our directors; (iii) all executive officers and directors as a group; and (iv) each person known to us to own 5% or more of the Company’s outstanding stock. Each named beneficial owner has sole voting and investment power with respect to the shares listed unless otherwise indicated. Shares that may be purchased within 60 days by exercise of stock options are deemed to be beneficially owned, and are included in the table as indicated.

Beneficial Owner	Amount		Percent of Class*
Directors and Executive Officers

James A. McKellar, Sr.	174,974	(1)	6.26%
William B. Snyder	65,537	(2)	2.35%
Barry L. Hulin	62,820	(3)	2.20%
Gary Vause	48,894	(4)	1.75%
Dick Rottman	45,249	(5)	1.62%
Steve Gilbert	41,693	(6)	1.48%
Thomas J. Krob	36,825	(7)	1.32%
Don Hamilton	35,960	(8)	1.29%
Dick Holtzclaw	34,579	(9)	1.22%
Dan H. Stewart	33,300	(10)	1.19%
George A. Brizendine	32,900	(11)	1.18%
Sue Garland	30,165	(12)	1.07%
Mary E. Hausch	25,699	(13)	** %

All Directors and Executive Officers as a Group (13 people)	668,595		22.44%

Total held by shareholders of 5% or more who are not Directors or Executive Officers

James Koehler(14)	204,700		7.33%

*	Percentage of shares beneficially owned by each individual is calculated as though all stock options allocable to such person that are exercisable within 60 days had been exercised, and such number of shares added also to total shares outstanding.

**	Represents less than 1% of outstanding shares.

(1)	Includes 4,000 shares exercisable under NQ Stock Option Plan. Also includes indirect ownership of 2,062 shares as to which the record owner is Associated Real Estate Development, over which Mr. McKellar has direct voting control. Includes 168,912 shares held in a family trust. Mr. McKellar’s address is 3340 South Topaz, Suite 240, Las Vegas, Nevada 89121.

(2)	Includes 4,000 shares exercisable under the NQ Stock Option Plan. Includes 61,537 shares held in a family trust.

(3)	Includes 59,383 shares exercisable under the Employee Stock Option Plan. Also includes 3,437 shares held in an IRA.

(4)	Includes 4,000 shares exercisable under NQ Stock Option Plan. Also includes 44,894 shares held in a family trust.

(5)	Includes 4,000 shares exercisable under NQ Stock Option Plan. Also includes 27,500 shares held by Bell United Insurance Company and 10,862 shares held by Western Insurance Company, over which Mr. Rottman has sole voting power.

(6)	Includes 33,204 shares exercisable under Employee Stock Option Plan. Also includes 11 shares held jointly with his brother, and 6,978 shares held in an IRA.

(7)	Includes 4,000 shares exercisable under the NQ Stock Option Plan. Also includes 4,675 shares held in an IRA. Also includes 23,200 shares held in a family trust. Also includes 4,950 shares held in an IRA by Mr. Krob’s spouse.

(8)	Includes 4,000 shares exercisable under NQ Stock Option Plan. Also includes 9,000 shares held in an IRA. Also includes 22,960 shares held in a family trust.

(9)	Includes 33,204 shares exercisable under Employee Stock Option Plan.

(10)	Includes 4,000 shares exercisable under NQ Stock Option Plan. Also includes 26,700 shares held in a family trust. Includes 2,600 shares held in an IRA.

(11)	Includes 4,000 shares exercisable under NQ Stock Option Plan.

(12)	Includes 26,728 shares exercisable under Employee Stock Option Plan. Includes 3,437 held in an IRA.

(13)	Includes 4,000 shares exercisable under NQ Stock Option Plan. Also includes 8,000 shares held in an IRA. Also includes 1,374 shares held by Ms. Hausch’s minor children, over which Ms Hausch has voting power.

(14)	Mr. Koehler’s address is P.O. Box 15, Aberdeen, South Dakota 57402.

MANAGEMENT

Executive Officers who are not Directors

     The following table sets forth information with respect to the executive officers who are not directors or nominees for director of the Company, including employment history for the last five years. All executive officers are elected annually and serve at the discretion of the Board of Directors.

		Position with Bank and Five Year	Has Served as an Officer of
Name	Age	Employment History	the Company Since(1)
Steve Gilbert	50	Executive Vice President	1998
		and Chief Operating
		Officer(2)

Dick Holtzclaw	46	Executive Vice President	1998
		and Chief Financial
		Officer

Sue Garland	55	Vice President – Operations	1998

(1)	Includes service with Bank prior to the formation of the Company in mid-2001.

(2)	Mr. Gilbert was promoted to Executive Vice President and Chief Operating Officer effective February 17, 2005. Prior to such promotion (and at December 31, 2004), Mr. Gilbert served as Executive Vice President and Chief Credit Officer of the Bank.

TRANSACTIONS WITH MANAGEMENT

Certain Relationships and Related Transactions

     Some of the directors and officers of the Company and the Bank and the business organizations with which they are associated, have been customers of, and have had banking transactions with, the Bank in the ordinary course of its business, and the Bank expects to have such banking transactions in the future. All loans and commitments to loan included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness and, in the opinion of the Bank’s management, these transactions do not involve more than a normal risk of collectibility or present other unfavorable features.

     At December 31, 2004, officers and directors of the Bank, or companies in which they have 10% or more of beneficial interest, were indebted to the Bank in the aggregate amount of $2,264,443 in connection with the banking transactions referred to above. This amount represents approximately 1.15% of the Bank’s outstanding net loans as of such date ($196,075,210). All such loans are currently in good standing and are being paid in accordance with their terms.

Proposal No. 2 – Amendment of Employee Stock Option Plan

General

     The Company maintains the Employee Plan for the benefit of employees of the Company and the Bank. The material terms of the current Employee Plan are summarized above under “Executive Compensation – Stock Option Plans.” A copy of the full text of the Employee Plan will be provided to any shareholder on request to the Company, ATTN: Investor Relations.

     The purpose of the Employee Plan is to attract and retain the best people available in order to enhance the performance of the Company. Toward that end, the Board is of the view that, as a community banking organization, the Company needs to have additional stock options available to attract and retain the caliber of employees required to continue the Company’s planned growth, fueled by the Company’s recent initial public offering (IPO). The Board believes that a form of non-cash compensation, the value of which is related to the long-term performance of the Company, is consistent with the interests of the Company’s shareholders.

     The Employee Plan is currently scheduled to terminate on December 9, 2009.

     As described under “Executive Compensation—Employee Stock Option Plans,” at December 31, 2004, options for only 3,380 of the 210,000 shares of Company common stock provided for in the Employee Stock Option Plan remained available for grant.

     On March 23, 2005, the Board of Directors approved amendments to the current Employee Plan, subject to shareholder approval at the 2005 Annual Meeting, which the Board of Directors unanimously recommends. The purpose of the amendments is to:

•	Increase the number of shares available for grant under the Employee Plan by 100,000 shares, which will be available for future option grants;

•	Extend the term of the Employee Plan by 10 years from the date of Board approval of the amendment, so that the Employee Plan will terminate on March 23, 2015; and

•	Permit the grant of restricted stock awards under the Employee Plan.

     With the new shares issued in the Company’s recent IPO, following approval of the proposed amendment to the Employee Plan increasing the number of shares available for grant, options outstanding and/or available for future grants under the Employee Plan will still represent less than 10% of the shares of common stock outstanding, which is well below the Company’s peers.

Restricted Stock Awards

     The Board of Directors believes that it is in the best interest of the Company to provide additional flexibility to the Employee Plan by allowing the grant of restricted stock awards. In light of recent accounting changes that will require companies to expense options, the Board of Directors has determined that amending the Employee Plan to permit a shift toward other forms of equity compensation is timely and appropriate.

     Assuming that shareholders approve the proposed amendment, restricted stock awards (“Awards”) will contain terms and conditions consistent with those of the amended Employee Plan. A person who is granted an Award will be issued restricted shares only if, within five days (or such other period as may be determined by the Committee), such person executes a restricted stock agreement (“Award Agreement”), and pays in full the purchase price required to be paid for the shares of restricted stock.

     The price to be paid for restricted stock under an Award will be determined by the Committee, and may be less than the fair market value of the common stock on the date of grant. The purchase price will be payable in accordance with procedures determined by the Committee, and may be paid in either in the form of cash, or if approved by the Board, other consideration, including shares of Company stock, services, debt instruments or other property.

     Shares of restricted stock purchased under an Award will be subject to such restrictions and conditions, if any, as the Committee may impose. Such restrictions and conditions may include the Company’s repurchase of shares of restricted stock, at a price determined by the Committee, or forfeiture of shares of restricted stock. Such repurchase or forfeiture would be triggered by the grantee’s failure to satisfy conditions of the Award, such as completion of a specified number of years of service, and/or attainment of performance goals set forth in the Award Agreement. Shares granted under an Award will vest upon the satisfaction of the conditions set forth in the Award Agreement.

     The Company may hold certificates representing shares subject to the Awards in escrow as it deems appropriate. Shares of common stock that are part of an Award will vest (i.e., the shares will no longer be subject to the possibility of repurchase or forfeiture) upon satisfying such conditions as the Board of Directors or Committee may determine. For example, the Board of Directors or Committee may determine that such shares will vest over a period of four years from the date of grant (with 25% vesting on the first anniversary of the grant and 25% on each subsequent anniversary), provided the grantee continues to be an employee of the Company or the Bank. The four-year assumed vesting period in the preceding sentence is for illustration purposes only; the Board of Directors or Committee has discretion to determine the vesting requirements and other restrictions applicable to the Awards. The Board of Directors or Committee may also determine, for example, that none of the shares subject to an Award will vest until the grantee has continued to be an employee of the Company or the Bank for a certain period of time, at which point 100% of such shares will vest. Prior to the satisfaction of the vesting requirements or other restrictions on an Award, an employee holding an Award will be entitled to receive dividends from, and to vote, the shares of common stock subject to the Award. The lifting of restrictions on the Awards will be accelerated in the event of a change in control (as defined in the Employee Plan) of the Company.

     Awards subject to restrictions will generally not be taxable when issued, and the Company will not be entitled to a deduction at the time of issuance. Any dividends paid to the holder of an Award prior to the lifting of restrictions are taxable compensation income to the holder of the Award. As the restrictions are lifted (i.e. as Award amounts become vested), the holder of the Award will be treated as receiving taxable compensation, at the time the restrictions or a portion thereof are lifted, in the amount of the excess of the then fair market value of the shares over the amount, if any, paid by the holder of the Award for the shares. In lieu of the foregoing, a holder of an Award can make a special election under Section 83(b) of the U.S. Internal Revenue Code to include in gross income, for the taxable year in which the Award is granted, the excess of the fair market value of the stock subject to the Award at the time of grant over the amount (if any) paid for the stock. If the holder of the Award makes a Section 83(b) election, then the Company will be entitled to a deduction for the amount included in income by the holder of the Award.

     The amendment of the Employee Plan to provide for Awards will not increase the number of shares of Company common stock that may be issued under the Employee Plan (310,000 shares, assuming that shareholders approve the proposed amendments to the Employee Plan).

     The Board of Directors unanimously recommends that you vote FOR approval of the Employee Plan amendments.

Voting to Amend the Plan

     The affirmative vote of a majority of those shares present and entitled to vote are required to amend the Employee Plan. Brokers do not have discretion to cast a vote FOR the amendment of the Plan. Therefore, if your shares are in street name and you do not instruct your broker how to vote, your shares will not be voted.

COMPLIANCE WITH SECTION 16(A) FILING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934 requires that all of our executive officers and directors and all persons who beneficially own more than 10% of our common stock file reports with the SEC regarding beneficial ownership of Company stock. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

     Based solely on our review of the copies of the filings which we received for the fiscal year ended December 31, 2004, or written representations from certain reporting persons, we believe that all reporting persons made all filings required by Section 16(a) on a timely basis.

AUDITORS

     McGladrey & Pullen, LLP, (“McGladrey”), registered public accounting firm, performed the audit of our consolidated financial statements, which include our subsidiary, for the year ended December 31, 2004. A representative of McGladrey will be present at the Annual Meeting and will be available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires.

Fees Paid to Independent Auditors

     The following table sets forth the aggregate fees charged to the Company by McGladrey and RSM McGladrey Inc. (an affiliate of McGladrey), for audit services rendered in connection with the audited consolidated financial statements and reports for the 2004 and 2003 fiscal years and for other services rendered during the 2004 and 2003 fiscal years.

Fee Category	Fiscal 2004	% of Total	Fiscal 2003	% of Total
Audit Fees	$200,000	95.2%	$42,000	82.4%

Audit-Related Fees	0	0%	0	0%

Tax Fees	10,000	4.8%	9,000	17.6%

All Other Fees	0	0%	0	0%

Total Fees	$210,000	100%	$51,000	100%

     Audit Fees. Audit fees for 2004 consists of fees and costs for professional services rendered by McGladrey in connection with the audit of our financial statements associated with the initial public offering on Form S-1, including issuing related consents and comfort letters. The 2004 fees also include review of the September 30, 2004 Form 10-Q and related SAS 100 reviews and review of Form S-8 and issuance of the related consent. For the fiscal year 2003, audit fees include fees associated with the Company’s stock offering on Form 1-A.

     Audit-Related Fees. There were no fees billed for audit-related services for the fiscal years ended December 31, 2004 and 2003.

     Tax Fees. Consists of fees associated with review of quarterly tax estimates.

     All Other Fees. There were no fees billed for services not included above for the fiscal year ended December 31, 2004 or 2003.

     In considering the nature of the services provided by McGladrey, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with McGladrey and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes Act, as well as the American Institute of Certified Public Accountants.

     Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, compliance services, consulting services and other services. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval to one or more of its members.

OTHER BUSINESS

     The Board knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are properly presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholder Proposals

     In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than November 29, 2005, which is 120 days before the first anniversary of the date that this Proxy Statement was first sent to shareholders. Such proposals should contain such information as is required under the Company’s Bylaws. Such proposals need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after February 12, 2006, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Director Nominations

     The Company’s Bylaws provide for the nomination of director candidates by Company shareholders. In order to recommend that the Nominating Committee consider a person for inclusion as a director nominee in the Company’s proxy statement for next year’s annual meeting, the Company must receive a recommendation no later than November 29, 2005. In addition, the notice of recommendation must meet all other requirements contained in the Company’s Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company, and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Company stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of stock of the Company you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the meeting may disregard your nomination if it does not contain the above information and otherwise meet the requirements set forth in the Company’s Bylaws.

Copy of Bylaw Provisions

     You may contact the Company (Attention: Investor Relations) for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

ANNUAL REPORT TO SHAREHOLDERS

     Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC under the Securities Exchange Act of 1934 for the year ended December 31, 2004, including financial statements. Written requests for the Form 10-K should be addressed to the Company (Attention; Investor Relations) at 3500 West Sahara Avenue, Las Vegas, Nevada 89102.

March 29, 2005	BY ORDER OF THE BOARD OF DIRECTORS

Dick Holtzclaw, Secretary

APPENDIX A

VALLEY BANCORP

AUDIT COMMITTEE CHARTER

A.	The Audit Committee is appointed by the Valley Bancorp (“Company”) Board of Directors to assist the Board in monitoring (a) the integrity of the financial statements of the Company, (b) the compliance by the Company and its wholly-owned subsidiary Valley Bank (“Bank”) with applicable legal and regulatory requirements and (c) the independence and performance of the Company’s internal and external auditors. The Audit Committee serves the Company and the Bank jointly.

B.	The members of the Audit Committee will be appointed by the Chairman of the Board in accordance with the Company’s bylaws. The members of the Audit Committee will meet the independence and financial experience requirements of the Nasdaq Stock Market, Inc., as approved by the Securities and Exchange Commission (“SEC”), as such requirements maybe modified or supplemented from time to time. No member of the Audit Committee will receive compensation other than director’s fees from the Company. The SEC rules require disclosure of whether or not an audit committee has at least one “audit committee financial expert” within the meaning of rules promulgated under the Sarbanes-Oxley Act of 2002. The members of the Audit Committee will be all outside Board members.

C.	The Audit Committee will have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee will determine, in its capacity as a committee of the Board, the appropriate funding necessary to compensate any advisors to the Audit Committee, and will work with the Board as a whole to ensure that such funds are provided pursuant to the Company’s responsibility to do so. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

D.	The Audit Committee will make regular reports to the Board.

E.	While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

F.	The Audit Committee shall:

1.	Be directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting). The Company’s independent auditors will report directly to the Audit Committee.

2.	Pre-approve all auditing and permissible non-audit services to be provided to the Company or the Bank by the Company’s independent auditors, except for certain de minimus services as defined in the Sarbanes-Oxley Act of 2002.

3.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

4.	Review the annual audited financial statements with the Company’s management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

5.	Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

6.	Review with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q or, if contemplated, before the public release of quarterly results.

7.	Meet periodically with management to review the Company’s and the Bank’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

8.	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management, including new accounting and reporting rules.

9.	Review and approve the fees to be paid to the independent auditor.

10.	Receive periodic reports from the independent auditor regarding the auditor’s independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

11.	Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, replace the independent auditor. Require the independent auditor rotate the lead and concurring partners every five years.

12.	Review the appointment and replacement of the senior internal auditing executive.

13.	Review the internal audit plan annually and any changes to the plan.

14.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

15.	Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

16.	Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

17.	Obtain information from management, the Company’s and the Bank’s senior internal auditing executive and the independent auditor that the Company’s subsidiary entities are in conformity with applicable legal requirements.

18.	Discuss with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit.

19.	Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter.

20.	Prepare the Audit Committee report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

21.	Review and approve all related party transactions within the scope of Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission.

22.	Advise the Board with respect to the Company’s and the Bank’s policies and procedures regarding compliance with applicable laws and regulations.

23.	Review with the Company’s corporate securities counsel, legal matters that may have a material impact on the financial statements, the Company’s or the Bank’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

24.	Meet at least quarterly with the Chief Financial Officer, cashier, the senior internal auditing executive and the independent auditor in separate executive sessions.

25.	Maintain procedures for the receipt, retention and treatment of complaints received by the Company or the Bank regarding financial statements, disclosures, accounting, internal controls, or auditing matters, and the confidential, anonymous submission by employees of the Company or the Bank regarding the same. Such procedures are set forth in Exhibit A.

Exhibit A

Complaint Procedures

     The Company or the Bank, as the case may be, shall forward to the Audit Committee of the Board of Directors (the “Committee”) any complaints that it receives regarding financial statement disclosures, accounting, internal controls, or auditing matters (“Financial Disclosure Matters”).

     Any Company or Bank employee may submit any concerns regarding Financial Disclosure Matters including audit, control and finance matters by speaking with their supervisor, the Human Resources Department, or a member of executive management. Executive management will provide the reported information to the Audit Committee.

     Any Company or Bank employee may also, on a confidential, anonymous basis (if the employee so desires), report any concerns regarding Financial Disclosure Matters to SNL. This outside service can be accessed by contacting SNL at http://www.snl.com/whistleblower/submit.aspx?iid=4072048. SNL provides the reported information to the Company’s Audit Committee. If the employee desires to discuss the matter with the Audit Committee, he or she will be provided with contact information.

     The Committee shall retain any such complaints for a period of no less than seven years.

ANNUAL MEETING OF SHAREHOLDERS OF

VALLEY BANCORP

April 19, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1. ELECTION OF DIRECTORS:

NOMINEES:
☐	FOR ALL NOMINEES	¡	Barry L. Hulin
		¡	Thomas J. Krob
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	James A. McKellar

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	AMENDMENT TO EMPLOYEE STOCK OPTION PLAN
	A proposal to amend Valley Bancorp’s Employee Stock Option Plan to (i) extend the term of the Plan by 10 years; (ii) increase the number of shares available under the Plan; and (iii) provide for the issuance of restricted stock awards.	☐	☐	☐

3.	WHATEVER OTHER BUSINESS may properly be brought before the meeting or any adjournment thereof.

THIS PROXY CONFERS AUTHORITY TO VOTE “FOR” AND WILL BE VOTED “FOR” THE PROPOSITIONS LISTED UNLESS AUTHORITY IS WITHHELD OR A VOTE AGAINST IS SPECIFIED, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.

Management knows of no other matters that may properly be, or which are likely to be, brought before the Meeting. However, if any other matters are properly presented at the Meeting, this Proxy will be voted in accordance with the recommendations of management.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

VALLEY BANCORP

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Dick Rottman and Dan H. Stewart, and each of them (with full power to act alone) as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Valley Bancorp held of record by the undersigned on March 18, 2005, at the annual meeting of shareholders to be held on April 19, 2005, or any adjournment of such Meeting.

(Continued and to be signed on the reverse side)